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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             VISKASE COMPANIES, INC.

         VISKASE COMPANIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL"), DOES HEREBY CERTIFY:

         1. That the name of the Corporation is Viskase Companies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1970.

         2. That the name under which the Corporation was originally incorporated was MGN, Inc. The name was changed to Envirodyne Industries, Inc. in a merger filed September 3, 1970. A merger was filed on September 4, 1998 which changed its name to Viskase Companies, Inc.

         3. That this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation by restating the Certificate of Incorporation in its entirety.

         4. That this Amended and Restated Certificate of Incorporation is being filed pursuant to Del. C. Section 303, the Corporation's Prepackaged Plan of Reorganization as Modified, and the Order Pursuant To Sections 1125 And 1129(a) Of The Bankruptcy Code And Rules 3017 And 3020 Of The Federal Rules Of Bankruptcy Procedure Finally Approving Shares Disclosure Statement And Confirming Viskase Companies, Inc.'s Prepackaged Plan Of Reorganization As Modified, entered by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on December 20, 2002.

         5. That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the corporation is Viskase Companies, Inc. (hereinafter, the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road -- Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is United States Corporation Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,000,000 shares, consisting of(i) 50,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share.

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         The Corporation shall not issue any additional shares of stock, other than upon the exercise of any options, warrants or other convertible securities outstanding as of the date hereof; without approval of the board of directors of the Corporation (the "Board of Directors") upon the affirmative vote of no less than 80% of the authorized number of directors constituting the Board of Directors, including authorized but vacant directorships (the "Whole Board"). The Corporation shall not issue non-voting equity securities, Common Stock or otherwise.

         The designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

                  A. Common Stock

                  Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record.

                  Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  B. Preferred Stock

                  Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

                  (1) the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

                  (2) the terms of the voting rights of the shares of such class or series, in addition to any voting rights provided by law;

                  (3) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

                  (4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

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                  (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof

                  (7) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class.

                  (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

                  (10) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

                  (11) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

         The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other class or series at any time outstanding.

         FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. Directors shall be elected by the

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stockholders at each annual meeting of stockholders. Each director shall hold office until the following annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         (2) Subject to the rights of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

         (3) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

         (4) Election of directors need not be by ballot unless the Bylaws so provide.

         (5) In addition to the powers and authorities hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

         (6) The Board of Directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

         (7) The Corporation shall not adopt any new stockholder rights or similar plan without the affirmative vote of not less than (i) 90% of the then outstanding shares of Common Stock and Preferred Stock, if any, entitled to vote thereon and (ii) 80% of the Whole Board, except that in response to an unsolicited tender offer, the Board of Directors may on one occasion after April 3, 2003 adopt a stockholder rights or similar plan having a term of not more than 60 days.

         SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number

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representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         SEVENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102 of the GCL, as the same may be amended or supplemented. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         EIGHTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the President, by a majority of the members of the Board of Directors or by the holders often percent (10%) or more of the total combined voting power of the outstanding capital stock of the Corporation having voting power for the election of directors.

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         IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate to be executed on its behalf this 3 day of April, 2003.

                      VISKASE COMPANIES, INC.

                      By: /s/ Gordon S. Donovan
                          Name: Gordon S. Donovan
                          Title: Vice President